Exhibit 99.1

Glucotrack Reports Full Year 2024 Financial Results and Recent Corporate Highlights

Transformational 2024: successfully advanced from preclinical to clinical stage company

Strengthened leadership team to drive growth and advance clinical development

Investigational Device Exemption (IDE) approval for continuous blood glucose monitoring (CBGM) technology from FDA expected in Q4 2025

Rutherford, NJ, March 31, 2025 (GLOBE NEWSWIRE) — Glucotrack, Inc. (Nasdaq: GCTK) (“Glucotrack” or the “Company”), a medical technology company focused on the design, development, and commercialization of novel technologies for people with diabetes, today reported financial results and recent corporate highlights for the fourth quarter and full year ended December 31, 2024.

“2024 was transformative for Glucotrack as we advanced the development of our CBGM technology and successfully transitioned from a preclinical to a clinical stage company. As we move into the next phase of growth, we have also strengthened our leadership team with key additions to our senior leadership, clinical and regulatory management team as well as our Medical Advisory Board,” said Paul V. Goode, PhD, President and Chief Executive Officer of Glucotrack. “We are confident that our differentiated technology for blood glucose monitoring will change the lives of those living with diabetes and improve patient outcomes. This will be the first fully implantable CBGM technology with a multi-year monitoring system and real-time measuring capabilities, offering differentiated benefits of accuracy, convenience and independence for patients.”

Dr. Goode continued, “As we look to 2025, I am pleased with the progress we are making to advance our technology. Moving towards these goals, we will continue to look for ways to strengthen our capital structure. We recently secured multiple funding rounds, demonstrating investors’ continued support of our mission, vision, and strategy. We are committed to pursuing additional financing strategies that align with our mission, create value for our shareholders, and provide additional runway to enable us to continue executing on our strategic priorities. We are optimistic about 2025 and look forward to updating you on our progress periodically.”

Fourth Quarter 2024 & Recent Highlights

Advanced Product and Clinical Development

●	Successfully completed the first human clinical study of the continuous blood glucose monitor (CBGM) clearly demonstrating the promise and performance of the technology:

○	The study met its primary endpoint with no procedure- or device-related serious adverse events reported from placement, use and through removal.

○	The study confirmed the function and placement of the CBGM sensor lead in the subclavian vein and verified no additional tools or skillset beyond typical cardiac pacemaker lead placement are needed.
○	The study confirmed reliable Bluetooth performance and demonstrated similar accuracy as seen in animal studies.

●	Received ISO 13485:2016 certification from the British Standards Institute (BSI) demonstrating our commitment and ability to meet rigorous global standards for design and manufacturing of high-quality medical devices.
●	Presented preclinical data at the Diabetes Technology Meeting in October 2024, highlighting the robust early performance of our CBGM.
●	Successfully completed the first-ever long-term preclinical study of glucose monitoring in the epidural space, creating a pathway for strategic opportunities in integrated chronic disease management.

Strengthened Financial Position

●	Secured $16.3 million in proceeds through multiple rounds of funding from November 2024 through March 2025. The proceeds provide runway for the Company to achieve near-term product and clinical development milestones in 2025.

Strengthened Leadership and Board to Drive Clinical Development

●	Appointed Guillermo Umpierrez, MD, CDCES, FACE, MACP to the Medical Advisory Board. As a former president of the American Diabetes Association for Medicine and Science, Dr. Umpierrez has extensive experience leading and participating in clinical research that has significantly advanced the understanding and treatment of diabetes.
●	Appointed Peter Wulff as Chief Financial Officer. Mr. Wulff is an industry veteran with over 35 years of financial management experience in both public and privately held companies in the emerging growth life sciences sector.
●	Appointed Ted Williams as Vice President of Regulatory Affairs. Mr. Williams is a seasoned executive with a proven track record of successfully guiding highly complex Class III medical devices through various regulatory pathways.
●	Appointed Sandra Martha as Vice President Clinical Operations. Ms. Martha brings over 20 years of clinical research experience in both medical technology and drug development, leading all aspects of clinical trials and successful delivery of clinical trials to quickly advance products through the clinical lifecycle.

Anticipated Milestones in 2025

●	Presenting clinical data demonstrating the safety and accuracy of the CBGM at major medical conferences

○	Early Feasibility Study to Evaluate an Intravascular Continuous Blood Glucose Monitor in Adults with Diabetes Mellitus Poster Presentation at the recent 18th International Conference on Advanced Technologies & Treatments for Diabetes (ATTD 2025), March 19-22, 2025, Amsterdam, The Netherlands.

●	Further expanding our Advisory Board with world-renowned experts in endocrinology and cardiology.
●	Commencing a long-term, multicenter feasibility study of the fully implantable CBGM system in Australia, anticipated in Q2 2025.
●	Securing IDE approval from the U.S. Food and Drug Administration for a long-term, multicenter Pilot Study of the CBGM system, anticipated in Q4 2025, subject to current agency response timelines.

Financial Results for the Year Ended December 31, 2024

Research and Development Expenses: Research and development expenses were $9.5 million for the full year 2024 compared to $4.7 million for the full year 2023. The increase of $4.8 million was primarily attributable to increased activities related to product design, development and manufacturing activities and pre-clinical animal studies.

Marketing, General and Administrative Expenses: Marketing, General and Administrative expenses were $5.1 million for the full year 2024 compared to $2.4 million for the full year 2023. The increase of $2.7 million was primarily attributable to increased legal and professional fees, personnel costs and placement agent fees.

Net Loss: Net loss for the full year 2024 was $22.6 million compared to a net loss of $7.1 million for the full year 2023. The increase in net loss is attributable primarily to the operating expenses of $7.5 million discussed above in addition to non-cash losses of $7.5 million related to the settlement of debt and the issuance of warrants containing derivative features.

Cash Position: Cash and cash equivalents as of December 31, 2024, were $5.6 million, compared with $4.5 million in cash and cash equivalents as of December 31, 2023. The net increase in cash and cash equivalents compared to December 31, 2023 was attributable to the $13.7 million from financing activities offset by cash used in operating and investing activities of $12.6 million.

On a pro forma basis, cash and cash equivalents as of December 31, 2024 was $11.9 million when adjusted for proceeds from financing activities during the first quarter 2025 of $6.3 million.

Based on current plans and assumptions, the Company believes that its existing cash and cash equivalents will be sufficient to fund its 2025 operating plan to initiate human clinical trials and related milestones.

GLUCOTRACK INC.

CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE LOSS

	In thousands of US dollars (except stock and per stock amounts)
	2024	2023

Research and development expenses (Note 9)	9,499	4,704
Marketing expenses	393	122
General and administrative expenses (Note 10)	4,655	2,278
Total operating expenses	14,547	7,104

Operating loss	14,547	7,104

Other (income) expense	(14)	-
Change in fair value of derivative liability	798	-
Loss on equity issuance	1,925	-
Loss on settlement of liabilities	4,758	-
Finance expense (income), net (Note 7)	583	(7)
Loss for the year	22,597	7,097
Other comprehensive loss:
Foreign currency translation adjustment	(24)	1

Comprehensive loss for the year	22,573	7,098

Basic and diluted loss per share (Note 2O)	68.44	34.18

Weighted average number of Common Stock outstanding used in computing basic and diluted net loss per share	330,171	207,603

GLUCOTRACK INC.

CONSOLIDATED BALANCE SHEETS

	In thousands of US dollars (except stock data)
	December 31, 2024	December 31, 2023

Current Assets
Cash and cash equivalents (Note 2D)	5,617	4,492
Other current assets	151	376
Total current assets	5,768	4,868

Operating lease right-of-use asset, net (Note 6)	59	-
Property and equipment, net	95	27
Restricted cash (Note 2D)	10	10
TOTAL ASSETS	5,932	4,905

LIABILITIES AND STOCKHOLDERS’ (DEFICIT) EQUITY
Current Liabilities
Accounts payable	992	839
Operating lease liability, current (Note 6)	26	-
Convertible promissory notes (Note 4E)	5	-
Other current liabilities	252	673
Total current liabilities	1,275	1,512

Non-Current Liabilities
Derivative financial liabilities (Note 4F, 4G and Note 4J)	17,421	-
Operating lease liability, non-current (Note 6)	33	-
Loans from stockholders (Note 3)	203	196
Total liabilities	18,932	1,708

Commitments and contingent liabilities (Note 5)

Stockholders’ (Deficit) Equity (Note 8)
Common Stock of $0.001 par value (“Common Stock”):
100,000,000 shares authorized as of December 31, 2024 and 2023; 791,609 and 208,914 shares issued and outstanding as of December 31, 2024 and 2023, respectively	1	-

Additional paid-in capital	119,229	112,986
Receipts on account of shares	228	48
Accumulated other comprehensive income	(8)	16
Accumulated deficit	(132,450)	(109,853)
Total stockholders’ (deficit) equity	(13,000)	3,197

TOTAL LIABILITIES AND STOCKHOLDERS’ (DEFICIT) EQUITY	5,932	4,905

GLUCOTRACK INC.

UNAUDITED PRO FORMA BALANCE SHEET

The unaudited pro forma information gives effect to the first quarter 2025 Offerings, the exchange of Series B Warrants to common stock, and the revaluation of Series A Warrants.

The unaudited pro forma financial information is presented for informational purposes only and does not purport to represent what the results of operations or financial position of the Company would have been had the transactions described above actually occurred on the dates indicated, nor do they purport to project the financial condition of the Company for any future period or as of any future date. The unaudited pro forma financial information should be read in conjunction with the Company’s financial statements and notes thereto included elsewhere in this Annual Report.

UNAUDITED PRO FORMA CONDENSED BALANCE SHEET

	Year Ended December 31, 2024
		Adjustments
	As Reported	Series B Warrant Exercise	2025 Offerings	Revaluation of Series A Warrants	Pro Forma as Adjusted
Current Assets
Cash and cash equivalents	5,617		6,300		11,917
Total assets	5,932				12,232

LIABILITIES AND STOCKHOLDERS’ (DEFICIT) EQUITY
Non-Current Liabilities
Derivative financial liabilities	17,421	(14,877)		(2,452)	92
Total liabilities	18,932				1,603

Stockholders’ (Deficit) Equity
Additional paid-in capital	119,229	14,877	6,300	2,452	142,858
Total stockholders’ (deficit) equity	(13,000)				10,629

TOTAL LIABILITIES AND STOCKHOLDERS’ (DEFICIT) EQUITY	5,932				12,232

About Glucotrack, Inc.

Glucotrack, Inc. (NASDAQ: GCTK) is focused on the design, development, and commercialization of novel technologies for people with diabetes. The Company is currently developing a long-term implantable continuous blood glucose monitoring system for people living with diabetes.

Glucotrack’s CBGM is a long-term, implantable system that continually measures blood glucose levels with a sensor longevity of 3 years, no on-body wearable component and with minimal calibration. For more information, please visit http://www.glucotrack.com.

Forward-Looking Statements

This news release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Statements contained in this news release that are not statements of historical fact may be deemed to be forward-looking statements. Without limiting the generality of the foregoing, words such as “believe”, “expect”, “plan” and “will” are intended to identify forward-looking statements. Such forward-looking statements are based on the beliefs of management, as well as assumptions made by, and information currently available to, management. These statements relate only to events as of the date on which the statements are made, and Glucotrack undertakes no obligation to publicly update any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law. All of the forward-looking statements made in this press release are qualified by these cautionary statements, and there can be no assurance that the actual results anticipated by Glucotrack will be realized or, even if substantially realized, that they will have the expected consequences to or effects on us or our business or operations. Readers are cautioned that certain important factors may affect Glucotrack’s actual results and could cause such results to differ materially from any forward-looking statements that may be made in this news release. Factors that may affect Glucotrack’s results include, but are not limited to, the ability of Glucotrack to raise additional capital to finance its operations (whether through public or private equity offerings, debt financings, strategic collaborations or otherwise); risks relating to the receipt (and timing) of regulatory approvals (including U.S. Food and Drug Administration approval); risks relating to enrollment of patients in, and the conduct of, clinical trials; risks relating to Glucotrack’s future distribution agreements; risks relating to its ability to hire and retain qualified personnel, including sales and distribution personnel; and the additional risk factors described in Glucotrack’s filings with the U.S. Securities and Exchange Commission (the “SEC”), including its Annual Report on Form 10-K for the year ended December 31, 2024 as filed with the SEC on March 31, 2025.

Contacts:

Investor Relations:

investors@glucotrack.com

Media:

GlucotrackPR@icrinc.com